Exhibit 99.1

ITT Reports Solid 2017 First-Quarter Results

Raises 2017 EPS guidance midpoint

GAAP Results:

  Revenue up 3% to $626 million
  Segment operating income up 9%
  EPS up to $0.52

Adjusted Results:

  Organic revenue up 2%; Organic orders up 7%
  Segment operating income up 3%, including unfavorable FX of $4 million
  EPS up 8% to $0.64

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--May 8, 2017--ITT Inc. (NYSE:ITT) today reported solid 2017 first-quarter financial results that reflect the company’s ability to leverage the benefits from proactive restructuring and continuous operational improvement while advancing share gains and market growth in key global end markets and deploying capital to enhance its global platforms.

On a GAAP basis, the company delivered revenue of $626 million, a 3 percent increase, and an organic revenue (defined as total revenue excluding foreign exchange, acquisition and divestiture impacts) increase of 2 percent, as solid growth in transportation – driven by automotive, aerospace and defense – was partially offset by project declines in oil and gas, reflecting weak backlog entering the year. Organic orders grew 7% in the first quarter primarily due to a large oil and gas project win and significant automotive share gains in Europe and China.

GAAP segment operating income increased 9 percent and adjusted segment operating income increased 3 percent, reflecting incremental restructuring benefits, higher volumes and improved productivity. These gains were partially offset by $4 million of unfavorable foreign exchange, higher commodity costs and strategic investments to support continued long-term automotive platform wins. Excluding foreign exchange, adjusted segment operating income increased 8 percent. GAAP segment operating income also benefited from lower restructuring and acquisition-related costs.

GAAP EPS increased $0.10 to $0.52 and adjusted EPS, which excludes special items, increased $0.05 to $0.64, as segment operating income growth, favorable corporate costs and improved efficiency were partially offset by $1 million of unfavorable impacts from foreign exchange. Excluding foreign exchange, adjusted EPS grew 10 percent, despite a 150 basis point increase in the tax rate.

For a reconciliation of GAAP to non-GAAP results, please refer to www.itt.com/investors or click here.

“ITT delivered a solid first quarter as we continued our intense focus on optimizing execution across the enterprise while advancing our essential long-term growth plans,” said CEO and President Denise Ramos. “We demonstrated our executional capability in accomplishments ranging from successfully leveraging the benefits of our structural reset at Industrial Process, to driving solid operational improvements at our connector facilities, to improving productivity and efficiency across the enterprise.

“We also simplified our structural framework by strategically combining two of our segments to create Connect and Control Technologies, which will give us new opportunities to optimize operations and leverage shared resources and talent to enhance our long-term growth in the global aerospace and industrial markets. All of this work is being enhanced by our new Chief Operating Officer structure, which is driving more robust processes and performance across the enterprise.

“In addition, we continued to expand in key end markets such as automotive and aerospace, while leveraging recent acquisitions to strengthen our global platforms. We drove significant order growth in automotive in Europe and China, in global oil and gas pumps and connectors, and in heavy vehicle connectors in Asia. In addition, we are on track with the integration of our recent Axtone Railway Components acquisition and are continuing to strategically deploy our capital to both position ITT for long-term success and to create value for shareowners.”

New Connect and Control Technologies Segment

The Connect and Control Technologies (CCT) segment was formed by combining the company’s Interconnect Solutions and Control Technologies businesses to align operations, leverage shared infrastructure and drive long-term growth in common target markets. CCT designs and manufactures harsh-environment connectors and critical energy absorption and flow control components primarily for the aerospace and defense, and industrial markets. Reconciliations of historical CCT quarterly data are available at www.itt.com/investors or click here.

2017 First-Quarter Business Segment Results

All quarterly results are compared with the respective prior-year periods.

Industrial Process designs and manufactures industrial pumps and valves for the chemical, industrial, oil and gas, and mining markets.

  Total revenue and organic revenue decreased 11 percent to $186 million, reflecting growth in short-cycle baseline pumps and service that was more than offset by large project declines, primarily in oil and gas due to weak backlog entering the year, as well as slower aftermarket parts activity.
  GAAP operating income decreased 19 percent to $7 million, and adjusted segment operating income decreased 18 percent to $10 million. Both measures primarily reflect lower project volumes across key markets, increased negative impacts from pump projects with a high degree of engineering and manufacturing complexity, and $1 million of unfavorable foreign exchange, which were partially offset by incremental restructuring benefits and improved operational execution.

Motion Technologies designs and manufactures braking technologies, shock absorbers and specialized sealing solutions for the automotive and rail markets.

  Total revenue increased 12 percent to $287 million, and organic revenue increased 10 percent, reflecting significant share gains and market growth in automotive brake pads in Europe and China, improved aftermarket, and strength in sealing solutions at Wolverine. Total revenue includes $8 million of unfavorable foreign exchange and incremental revenue of $14 million from the acquisition of Axtone Railway Components.
  GAAP operating income increased 8 percent to $55 million, and adjusted segment operating income increased 5 percent to $56 million. Both increases reflect strong volume growth, partially offset by commodity costs, pricing pressures, $2 million of unfavorable foreign exchange and $3 million of strategic investments to support continued long-term platform wins in North America.

Connect and Control Technologies designs and manufactures harsh-environment connectors and critical energy absorption and flow control components primarily for the aerospace and defense and industrial markets.

  Total revenue increased 6 percent to $153 million, and organic revenue increased 7 percent. Both increases reflect stronger general industrial, defense, and oil and gas connector activity.
  GAAP operating income increased 32 percent to $16 million and adjusted segment operating income increased 14 percent to $18 million. Both measures reflect higher volumes and improved operational efficiencies in connector facilities and incremental restructuring benefits, partially offset by incremental costs related to environmental control systems.

Guidance

The company is maintaining its previously announced 2017 full-year revenue guidance in the range of down 2 percent to up 2 percent vs. the prior year, and it is raising the midpoint of its previous GAAP and adjusted EPS guidance by $0.05. The updated EPS guidance reflects an increase at the low end and a tightening of the previous ranges due to solid results in the first quarter and an improved operational outlook, partially offset by additional foreign exchange and commodity headwinds.

Investor Call Today

ITT's senior management will host a conference call for investors today at 9 a.m. ET to review performance and answer questions. The briefing can be monitored live via webcast at the following address on the company's Web site: www.itt.com/investors and will be available on the website from two hours after the webcast until Monday, May 22, 2017, at midnight.

All references to EPS are defined as diluted earnings per share from continuing operations.

About ITT

ITT is a diversified leading manufacturer of highly engineered critical components and customized technology solutions for the transportation, industrial, and oil and gas markets. Building on its heritage of innovation, ITT partners with its customers to deliver enduring solutions to the key industries that underpin our modern way of life. ITT is headquartered in White Plains, N.Y., with employees in more than 35 countries and sales in a total of approximately 125 countries. The company generated 2016 revenues of $2.4 billion. For more information, visit www.itt.com.

Safe Harbor Statement

This release contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 (the “Act”). No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. All forward-looking statements included in this release are based on information available to us on the date hereof, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the industry in which we operate, and other legal, regulatory and economic developments. These forward-looking statements include, but are not limited to, future strategic plans and other statements that describe the company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future events and future operating or financial performance.

We use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “future,” “may,” “will,” “could,” “should,” “potential,” “continue,” “guidance” and other similar expressions to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements.

Forward-looking statements in this release should be evaluated together with the risks and uncertainties that affect our business, particularly those mentioned in the Risk Factors section of the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.

ITT INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED INCOME STATEMENTS
(In millions, except per share)
(Unaudited)

	Three Months
For the Periods Ended March 31	2017	2016
Revenue	$625.8	$609.1
Costs of revenue	423.5	413.8
Gross Profit	202.3	195.3
General and administrative expenses	66.2	69.0
Sales and marketing expenses	43.1	43.3
Research and development expenses	22.5	19.2
Asbestos-related costs, net	14.9	12.8
Operating Income	55.6	51.0
Interest and non-operating expenses, net	0.8	1.7
Income from continuing operations before income tax expense	54.8	49.3
Income tax expense	9.1	11.7
Income from continuing operations	45.7	37.6
Loss from discontinued operations, net of tax	(0.1)	(0.3)
Net income	45.6	37.3
Less: Loss attributable to noncontrolling interests	(0.4)	(0.1)
Net Income attributable to ITT Inc.	$46.0	$37.4
Amounts attributable to ITT Inc.:
Income from continuing operations, net of tax	$46.1	$37.7
Loss from discontinued operations, net of tax	(0.1)	(0.3)
Net income attributable to ITT Inc.	$46.0	$37.4

Earnings per share attributable to ITT Inc.:
Basic earnings per share:
Continuing operations	$0.52	$0.42
Discontinued operations	-	-
Net income	$0.52	$0.42

Diluted earnings per share:
Continuing operations	$0.52	$0.42
Discontinued operations	-	(0.01)
Net income	$0.52	$0.41

Weighted average common shares - basic	88.5	89.6
Weighted average common shares - diluted	89.2	90.5

	ITT INC. AND SUBSIDIARIES
	CONSOLIDATED CONDENSED BALANCE SHEETS
	(In millions)

	March 31,	December 31,
	2017	2016
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$348.5	$460.7
Receivables, net	576.9	523.9
Inventories, net	311.5	295.2
Other current assets	142.0	122.0
Total current assets	1,378.9	1,401.8
Plant, property and equipment, net	481.5	464.5
Goodwill	865.7	774.7
Other intangible assets, net	156.7	160.3
Asbestos-related assets	301.3	314.6
Deferred income taxes	300.2	297.4
Other non-current assets	186.1	188.4
Total non-current assets	2,291.5	2,199.9
Total assets	$3,670.4	$3,601.7
Liabilities and Shareholders' Equity
Current Liabilities:
Short-term loans and current maturities of long-term debt	$213.1	$214.3
Accounts payable	313.6	301.7
Accrued liabilities	359.1	350.2
Total current liabilities	885.8	866.2
Asbestos-related liabilities	866.6	877.5
Postretirement benefits	251.9	248.6
Other non-current liabilities	174.1	181.0
Total non-current liabilities	1,292.6	1,307.1
Total liabilities	$2,178.4	$2,173.3
Total ITT Inc. shareholders' equity	1,490.4	1,426.4
Noncontrolling interests	1.6	2.0
Total shareholders' equity	1,492.0	1,428.4
Total liabilities and shareholders' equity	$3,670.4	$3,601.7

ITT INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

For the Three Months Ended March 31	2017	2016
Operating Activities
Net income	$45.6	$37.3
Less: Loss from discontinued operations	(0.1)	(0.3)
Less: Loss attributable to noncontrolling interests	(0.4)	(0.1)
Income from continuing operations attributable to ITT Inc.	46.1	37.7
Adjustments to income from continuing operations:
Depreciation and amortization	24.8	25.3
Stock-based compensation	3.7	2.9
Asbestos-related costs, net	14.9	12.8
Asbestos-related payments, net	(13.0)	(4.3)
Changes in assets and liabilities:
Change in receivables	(34.7)	(21.0)
Change in inventories	(1.6)	(4.0)
Change in accounts payable	2.5	(14.8)
Change in accrued expenses	(3.5)	(28.8)
Change in accrued and deferred income taxes	(4.6)	3.4
Other, net	(7.5)	(3.5)
Net Cash - Operating activities	27.1	5.7
Investing Activities
Capital expenditures	(36.7)	(21.0)
Acquisitions, net of cash acquired	(113.7)	(0.2)
Purchases of investments	-	(40.0)
Maturities of investments	-	36.3
Other, net	0.3	0.1
Net Cash - Investing activities	(150.1)	(24.8)
Financing Activities
Commercial paper, net borrowings	(1.5)	28.5
Short-term revolving loans, borrowings	-	27.7
Short-term revolving loans, repayments	-	(27.7)
Long-term debt, issued	2.1	-
Long-term debt, repayments	(0.3)	(0.3)
Repurchase of common stock	(2.3)	(6.9)
Proceeds from issuance of common stock	5.9	6.1
Dividends paid	(0.2)	(11.4)
Excess tax benefit from equity compensation activity	-	3.0
Other, net	-	(2.1)
Net Cash - Financing activities	3.7	16.9
Exchange rate effects on cash and cash equivalents	7.9	9.9
Net Cash – Operating activities of discontinued operations	(0.8)	7.5
Net change in cash and cash equivalents	(112.2)	15.2
Cash and cash equivalents - beginning of year	460.7	415.7
Cash and cash equivalents - end of period	$348.5	$430.9

Key Performance Indicators and Non-GAAP Measures

Management reviews a variety of key performance indicators including revenue, segment operating income and margins, earnings per share, order growth, and backlog, some of which are non-GAAP. In addition, we consider certain measures to be useful to management and investors when evaluating our operating performance for the periods presented. These measures provide a tool for evaluating our ongoing operations and management of assets from period to period. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives, including, but not limited to, acquisitions, dividends and share repurchases.
These metrics, however, are not measures of financial performance under accounting principles generally accepted in the United States of America (GAAP) and should not be considered a substitute for measures determined in accordance with GAAP. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators for purposes of our reconciliation tables.

Organic Revenues and Organic Orders are defined as revenues and orders, excluding the impacts of foreign currency fluctuations, acquisitions and divestitures. Divestitures include sales of portions of our business that did not meet the criteria for presentation as a discontinued operation. The period-over-period change resulting from foreign currency fluctuations is estimated using a fixed exchange rate for both the current and prior periods. Management believes that reporting organic revenue and organic orders provides useful information to investors by helping identify underlying trends in our business and facilitating easier comparisons of our revenue performance with prior and future periods and to our peers.

Adjusted Operating Income, Adjusted Segment Operating Income and Adjusted Segment Operating Margin are defined as total operating income and segment operating income, adjusted to exclude special items that include, but are not limited to, asbestos-related costs, restructuring costs, realignment costs, certain asset impairment charges, certain acquisitions-related expenses, and other unusual or infrequent operating items. Special items represent significant charges or credits that impact the current results, which management views as unrelated to the Company's ongoing operations and performance. Adjusted segment operating margin is defined as adjusted segment operating income divided by total revenue. We believe that adjusted segment operating income is useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.

Adjusted Income from Continuing Operations, Adjusted EPS and Adjusted EPS Guidance are defined as income from continuing operations attributable to ITT Inc. and income from continuing operations attributable to ITT Inc. per diluted share, adjusted to exclude special items that include, but are not limited to, asbestos-related costs, restructuring costs, realignment costs, certain asset impairment charges, certain acquisition-related expenses, income tax settlements or adjustments, and other unusual and infrequent non-operating items. Special items represent significant charges or credits, on an after-tax basis, that impact current results, which management views as unrelated to the Company's ongoing operations and performance. We believe that adjusted income from continuing operations is useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.

Adjusted Free Cash Flow is defined as net cash provided by operating activities less capital expenditures, adjusted for cash payments for restructuring costs, realignment actions, net asbestos cash flows and other significant items that impact current results which management views as unrelated to the Company's ongoing operations and performance. Due to other financial obligations and commitments, including asbestos, the entire free cash flow may not be available for discretionary purposes. We believe that adjusted free cash flow provides useful information to investors as it provides insight into the primary cash flow metric used by management to monitor and evaluate cash flows generated by our operations.

ITT Inc. Non-GAAP Reconciliation
Reported vs. Organic Revenue / Order Growth
First Quarter 2017 & 2016
(In Millions)

	(As Reported - GAAP)				(As Adjusted - Organic)

		(A)	(B)		(C)	(D)	(E) = B-C-D	(F) = E / A
			Change	% Change	Acquisition / Divestitures	FX Impact	Change	% Change
	3M 2017	3M 2016	2017 vs. 2016	2017 vs. 2016	3M 2017	3M 2017	Adj. 2017 vs. 2016	Adj. 2017 vs. 2016

Revenues
ITT Inc. - Consolidated	625.8	609.1	16.7	2.7%	14.0	(9.1)	11.8	1.9%

Industrial Process	186.1	208.8	(22.7)	(10.9%)	-	-	(22.7)	(10.9%)
Motion Technologies	287.3	257.0	30.3	11.8%	14.0	(8.4)	24.7	9.6%
Connect & Control Technologies	153.3	144.3	9.0	6.2%	-	(0.8)	9.8	6.8%

Orders
Total Segment Orders	670.6	623.5	47.1	7.6%	12.3	(8.9)	43.7	7.0%

Industrial Process	221.8	188.8	33.0	17.5%	-	0.1	32.9	17.4%
Motion Technologies	287.2	265.4	21.8	8.2%	12.3	(8.2)	17.7	6.7%
Connect & Control Technologies	162.4	170.5	(8.1)	(4.8%)	-	(0.8)	(7.3)	(4.3%)

Note: Excludes intercompany eliminations
Immaterial differences due to rounding

ITT Inc. Non-GAAP Reconciliation
Reported vs Adjusted Segment Operating Income & Operating Margin
First Quarter 2017 & 2016
(In Millions)

	3M 2017	3M 2017		3M 2017	3M 2016	3M 2016		3M 2016	% Change		% Change
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted	As Reported 2017 vs. 2016		As Adjusted 2017 vs. 2016

Revenue:
Industrial Process	186.1			186.1	208.8			208.8	(10.9%)		(10.9%)
Motion Technologies	287.3			287.3	257.0			257.0	11.8%		11.8%
Connect & Control Technologies	153.3			153.3	144.3			144.3	6.2%		6.2%

Intersegment eliminations	(0.9)			(0.9)	(1.0)			(1.0)
Total Revenue	625.8			625.8	609.1			609.1	2.7%		2.7%

Operating Margin:
Industrial Process	3.9%	150	BP	5.4%	4.3%	150	BP	5.8%	(40)	BP	(40)	BP
Motion Technologies	19.1%	30	BP	19.4%	19.7%	100	BP	20.7%	(60)	BP	(130)	BP
Connect & Control Technologies	10.6%	110	BP	11.7%	8.6%	230	BP	10.9%	200	BP	80	BP

Total Operating Segments	12.5%	90	BP	13.4%	11.8%	150	BP	13.3%	70	BP	10	BP

Income (loss):
Industrial Process	7.3	2.7		10.0	9.0	3.2		12.2	(18.9%)		(18.0%)
Motion Technologies	54.9	0.9		55.8	50.7	2.4		53.1	8.3%		5.1%
Connect & Control Technologies	16.3	1.6		17.9	12.4	3.3		15.7	31.5%		14.0%

Total Segment Operating Income	78.5	5.2		83.7	72.1	8.9		81.0	8.9%		3.3%

Note: Immaterial differences due to rounding.

Special items include, but are not limited to, restructuring and realignment costs, certain asset impairment charges, acquisition-related expenses, and other unusual or infrequent operating items.

ITT Inc. Non-GAAP Reconciliation
Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS
First Quarter 2017 & 2016
(In Millions, except per share amounts)

										Percent Change
	Q1 2017	Non-GAAP		Q1 2017	Q1 2016	Non-GAAP		Q1 2016	2017 vs. 2016	2017 vs. 2016
	As Reported	Adjustments		As Adjusted	As Reported	Adjustments		As Adjusted	As Adjusted	As Adjusted

Segment Operating Income	78.5	5.2	#A	83.7	72.1	8.9	#A	81.0

Corporate (Expense)	(22.9)	17.6	#B	(5.3)	(21.1)	12.7	#B	(8.4)

Operating Income	55.6	22.8		78.4	51.0	21.6		72.6

Interest Income (Expense)	(0.4)	-		(0.4)	(1.1)	-		(1.1)
Other Income (Expense)	(0.4)	-		(0.4)	(0.6)	-		(0.6)

Income from Continuing Operations before Tax	54.8	22.8		77.6	49.3	21.6		70.9

Income Tax (Expense)	(9.1)	(11.5)	#C	(20.6)	(11.7)	(6.0)	#C	(17.7)

Income from Continuing Operations	45.7	11.3		57.0	37.6	15.6		53.2

Less: Non Controlling Interest	(0.4)	-		(0.4)	(0.1)	-		(0.1)

Income from Continuing Operations - ITT Inc.	46.1	11.3		57.4	37.7	15.6		53.3

EPS from Continuing Operations	0.52	0.12		0.64	0.42	0.17		0.59	0.05	8.5%

Note: Amounts may not calculate due to rounding.

#A - 2017 includes restructuring and realignment costs ($4.5M) and acquisition related costs of ($0.7M).
#A - 2016 includes restructuring and realignment costs ($6.5M) and acquisition related costs of ($2.4M).

#B - 2017 includes restructuring costs ($0.6M), certain costs associated primarily with sale of excess property ($2.1M), asbestos related expense ($14.9M).
#B - 2016 includes asbestos related expense and other costs ($12.7M).

#C - 2017 includes various tax-related special items including tax benefit on excess stock based compensation of ($1.1M), tax benefit for tax rate changes ($1.3M), and the tax impact of other operating special items.
#C - 2016 includes various tax-related special items including tax on deemed distribution of foreign earnings of ($1.0M), in addition to the tax impact of other operating special items.

ITT Inc. Non-GAAP Reconciliation
Net Cash - Operating Activities vs. Adjusted Free Cash Flow Conversion
First Quarter 2017 & 2016
(In Millions)

	3M 2017	3M 2016

Net Cash - Operating Activities	27.1	5.7

Capital Expenditures	36.7	21.0

Free Cash Flow	(9.6)	(15.3)

Realignment Related Cash Payments, including Capex	4.5	-
Restructuring Cash Payments	5.4	6.5
Asbestos Cash Payments, net	13.0	4.3
Adjusted Free Cash Flow	13.3	(4.5)

Income from Continuing Operations - ITT Inc.	46.1	37.7

Special Items	11.3	15.6

Income from Continuing Operations - ITT Inc., Excluding
Special Items	57.4	53.3

Adjusted Free Cash Flow Conversion	23.2%	NA

ITT Inc. Non-GAAP Reconciliation
GAAP vs. Adjusted EPS Guidance
Full Year 2017

	2017 Full-Year Guidance
	Low	High

EPS from Continuing Operations - GAAP	$1.52	$1.78

Estimated Asbestos Related Costs, Net of Tax	0.42	0.42

	$1.94	$2.20

Estimated Restructuring, Realignment and Other Costs, Net of Tax	0.28	0.24

Acquisition Related Costs, Net of Tax	0.10	0.08

Other Special Tax Items	(0.04)	(0.04)

EPS from Continuing Operations - Adjusted	$2.28	$2.48

CONTACT:
ITT
Investors:
Jason Moss, +1-914-641-2030
jason.moss@itt.com
or
Media:
Kathleen Bark, +1-914-641-2103
kathleen.bark@itt.com